EXHIBIT 99.3

              Form of Letter to Stockholders Who Are Record Holders

Dear Stockholders:

     We are sending you this letter as a holder of our common stock in connection with our offering of subscription rights to acquire our common stock (the "Rights Offering") as described in the enclosed Prospectus. We have described the subscription rights and the Rights Offering in the enclosed Prospectus and evidenced the subscription rights by a Shareholders Rights Agreement registered in your name. Enclosed are copies of the following documents:

     1. The Prospectus;

     2. The Shareholders Rights Agreement;

     3. The "Instructions for Use of Fidelity Federal Bancorp Shareholders Rights Agreements" (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

     4. A Notice of Guaranteed Delivery for Shareholders Rights Agreements; and

     5. A return envelope addressed to Fidelity Federal Bancorp.

     To participate in the Rights Offering, we suggest that you act promptly.

     Neither the Company nor its board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading the Prospectus.

     If you have any questions about the Rights Offering, please contact Mark A. Isaac, Vice President at (812) 429-0550 or (800) 280-8280.

Very truly yours,



FIDELITY FEDERAL BANCORP